Exhibit 99.1

Frontdoor Announces Record Full-Year 2024 Financial Results:

Revenue Increased 4% to $1.84 Billion;

Gross Profit Margin Increased 410 Basis Points to 54%;

Net Income and Adjusted EBITDA Increased 37% and 28%, respectively;

Utilized $160 Million to Repurchase ~4 Million Shares in 2024;

Completed Acquisition of 2-10 Home Buyers Warranty and $1.47 Billion Credit Facility

MEMPHIS, TENN. — February 27, 2025 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home warranties, today announced fourth-quarter and full-year 2024 results.

Financial Results
	Three Months Ended December 31,			Year Ended December 31,
(In millions except as noted)	2024	2023	Change	2024	2023	Change
Revenue	$383	$366	5%	$1,843	$1,780	4%
Gross Profit	186	177	5%	991	885	12%
Net Income	9	9	(0)%	235	171	37%
Diluted Earnings per Share	0.11	0.11	2%	3.01	2.12	42%
Adjusted Net Income(1)	21	16	29%	261	186	40%
Adjusted Diluted Earnings per Share(1)	0.27	0.20	32%	3.35	2.30	45%
Adjusted EBITDA(1)	49	45	10%	443	346	28%
Home Warranties (number in millions)	2.12	2.00	6%	2.12	2.00	6%

Fourth-Quarter 2024 Summary

•
Revenue increased 5% to $383 million
•
Gross profit margin increased to 49% and Net Income was flat at $9 million
•
Adjusted EBITDA(1) increased 10% to $49 million
•
Completed the 2-10 acquisition and the $1.47 billion credit facility on December 19, 2024

Full-Year 2024 Summary

•
Revenue increased 4% to $1.84 billion
•
Gross profit margin expanded 410 basis points to a record 54%
•
Net Income increased 37% to $235 million and Diluted Earnings Per Share increased 42% to $3.01
•
Adjusted EBITDA(1) increased 28% to $443 million
•
Net cash provided from operating activities of $270 million; Repurchased $160 million of shares

Full-Year 2025 Outlook

•
Revenue range of $2.0 billion to $2.04 billion
•
Gross profit margin range of 51.5% to 53%
•
Adjusted EBITDA(2) range of $450 million to $475 million

“2024 was truly an exceptional year for Frontdoor as we delivered record financial results, our operations performed better than ever and we completed the acquisition of 2-10,” said Chairman and Chief Executive Officer Bill Cobb. “This year, we are taking decisive actions to drive long-term growth in home warranty membership, expanding non-warranty services and optimizing the 2-10 integration. These actions will further differentiate us and create long-term shareholder value."

“I am extremely pleased with our record 2024 financial performance, which was driven by higher realized price, lower incidence rates and continued process improvement initiatives,” said Chief Financial Officer Jessica Ross. “Looking ahead, our outlook is strong and reflects the addition of 2-10, normal price increases and mid-single digit cost inflation. Our margins remain well above historical averages and we remain committed to deploying capital to repurchase shares.”

Fourth-Quarter 2024 Results

Revenue by Customer Channel
	Three Months Ended December 31,
(In millions)	2024	2023	Change
Renewals	$296	$285	4%
Real estate (First-Year)	26	26	(3)%
Direct-to-consumer (First-Year)	31	37	(16)%
Other	30	18	67%
Total	$383	$366	5%

Fourth-quarter 2024 revenue increased 5% to $383 million, which was comprised of a 4% increase in realized price and 1% increase in volume. This includes $6 million of post-acquisition revenue from 2-10.

•
Renewal revenue increased 4% due to improved price realization that was partially offset by lower volume;
•
Real estate revenue decreased 3% due to lower volume as a result of the challenging real estate market that was partially offset by improved price realization;
•
Direct-to-consumer revenue decreased 16%, primarily due to lower price to drive higher unit sales; and
•
Other revenue increased $12 million due to higher non-warranty services, primarily HVAC upgrades.

Fourth-quarter 2024 net income was $9 million, or diluted earnings per share of $0.11.

Period-over-Period Adjusted EBITDA Bridge
(In millions)
Three Months Ended December 31, 2023	$45
Impact of change in revenue	13
Contract claims costs	(4)
Sales and marketing costs	(5)
Three Months Ended December 31, 2024	$49

Fourth-quarter 2024 Adjusted EBITDA(1) of $49 million increased 10% versus the prior year period, and includes:

•
$13 million from higher revenue conversion(3), including the impact of the 2-10 acquisition.
•
$4 million of higher contract claims costs(4), primarily from normal cost inflation that was partially offset by higher trade service fees; and
•
$5 million of higher sales and marketing costs, primarily driven by intentional marketing investments to drive direct-to-consumer sales growth.

Full-Year 2024 Results

Revenue by Customer Channel
	Year Ended December 31,
(In millions)	2024	2023	Change
Renewals	$1,437	$1,367	5%
Real estate (First-Year)	125	141	(12)%
Direct-to-consumer (First-Year)	166	194	(14)%
Other	116	77	50%
Total	$1,843	1,780	4%

Full-year 2024 revenue increased 4% to $1.84 billion, which was comprised of a 6% increase from higher realized price that was partially offset by a 3% decline from lower volume.

•
Renewal revenue increased 5% due to improved price realization that was partly offset by lower volume;
•
Real estate revenue decreased 12% due to lower volume as a result of the challenging real estate market that was partially offset by higher realized price;
•
Direct-to-consumer revenue decreased 14% primarily due to lower volume as a result of the challenging macroeconomic environment, as well as lower price from promotional strategies to drive higher unit sales; and
•
Other revenue increased $38 million due to higher non-warranty home services, primarily new HVAC sales.

Full-year 2024 net income increased 37% to $235 million; diluted earnings per share increased 42% to $3.01.

Period-over-Period Adjusted EBITDA Bridge
(In millions)
Year Ended December 31, 2023	$346
Impact of change in revenue	60
Contract claims costs	44
Sales and marketing costs	(8)
Customer service costs	1
General and administrative costs	(7)
Interest and net investment income	3
Other	2
Year Ended December 31, 2024	$443

Full-year 2024 Adjusted EBITDA(1) of $443 million was $96 million higher than the prior year, and includes:

•
$60 million from higher revenue conversion(3), as price increases were partly offset by lower volume;
•
$44 million of lower contract claims costs(4), excluding the impact of claims costs related to the change in revenue. The decrease in contract claims costs reflects:
o
A lower number of service requests per customer, including an $8 million impact from favorable weather;
o
Relatively flat cost per service request, with normal inflation offset by higher trade service fees and continued process improvements; and
o
Lower cost development, comprised of favorable cost development of $5 million this year, compared to $11 million of favorable cost development in 2023.
•
$8 million of higher sales and marketing costs primarily related to investments in the direct-to-consumer channel; offset, in part, by a reduction of costs driven by sales optimization efforts;
•
$7 million of higher G&A costs primarily due to increased personnel costs; and
•
$3 million of higher interest income.

Cash Flow

	Year Ended December 31,
	2024	2023
Net cash provided from (used for):
Operating activities	$270	$202
Investing activities	(622)	(32)
Financing activities	447	(137)
Cash increase during the period	$96	$34

Net cash provided from operating activities was $270 million for the 12 months ended December 31, 2024 and was comprised of $312 million in earnings adjusted for non-cash charges, partially offset by $6 million in payments for restructuring charges and $36 million in cash used for working capital.

Net cash used for investing activities was $622 million for the 12 months ended December 31, 2024 and was primarily comprised of the acquisition of 2-10 Home Buyers Warranty and capital expenditures related to technology projects.

Net cash provided from financing activities was $447 million for the 12 months ended December 31, 2024 and was primarily comprised of $1,216 million in new debt related to the 2-10 Home Buyers Warranty acquisition and the refinancing of our credit facility. This was partially offset by $616 million in debt payments and debt issuance costs, as well as $161 million (including taxes and fees) to repurchase approximately 4 million shares.

Free Cash Flow(1) was $231 million for the 12 months ended December 31, 2024.

Cash and cash equivalents and short- and long-term marketable securities as of December 31, 2024 was $474 million and was comprised of $184 million of restricted net assets and $291 million of Unrestricted Cash and marketable securities.

First-Quarter 2025 Outlook

•
Revenue of $410 million to $420 million, which includes the addition of 2-10 HBW. Key assumptions:
o
High single digit increase in renewals channel revenue;
o
Low single digit decline in direct-to-consumer channel revenue driven by lower price to drive higher unit sales;
o
High single digit increase in real estate channel revenue; and
o
Approximately $15 million increase in other revenue, primarily due to the addition of 2-10 new home structural warranties.
•
Adjusted EBITDA(2) of $70 million to $80 million, similar to the prior-year period.

Full-Year 2025 Outlook

•
Revenue to grow approximately 10% to $2.0 billion to $2.04 billion, which includes the addition of 2-10. Key assumptions:
o
A 2-4% increase in realized price;
o
A 6-8% increase in volume driven by the addition of 2-10, partially offset by a decline in organic volume;
•
High-single digit increase in renewals channel revenue;
•
Mid-single digit increase in direct-to-consumer channel revenue;
•
Approximately 10% increase in real estate channel revenue;
o
Other revenue of $155 million to $165 million, a ~$45 million increase. This is primarily driven by the addition of new home structural warranty, an increase in new HVAC sales and growth in our Moen partnership; and
o
Home warranty member count to decline 2-4% in 2025.
•
Gross profit margin of 51.5% to 53%, reflecting lower realized price and lapping trade service fees. It also assumes mid-single digit inflation, an increase in the number of service requests per member and normal weather.

•
SG&A of $640 million to $660 million, which is slightly higher than the prior year due to the addition of 2-10 and normal cost inflation.
•
Adjusted EBITDA(2) of $450 million to $475 million.
•
Capital expenditures of approximately $35 million to $45 million.
•
Annual effective tax rate of approximately 25%.

2025 Investor Day

Frontdoor will host its 2025 Investor Day today, February 27, 2025, at 8:00 a.m. Central time (9:00 a.m. Eastern time). During the webcast, Frontdoor, Inc. Chairman & CEO Bill Cobb and his executive leadership team will provide an in-depth discussion of the company’s vision, strategy, innovative new service offering, and the 2024 financial results and 2025 financial outlook, followed by a Q&A session. Participants can register for the webcast by clicking https://www.webcaster4.com/Webcast/Page/3067/52024. Once completed, each participant will receive access details via email. To participate via webcast and view the presentation, visit https://investors.frontdoorhome.com.

The call will be available for replay for approximately 60 days. To view a replay of the webcast, visit the company’s https://www.webcaster4.com/Webcast/Page/3067/52024.

About Frontdoor, Inc.

Frontdoor is the industry leader in home warranties and new home structural warranties, and a leading provider of on-demand home repair and maintenance services. As the parent company of two leading brands – American Home Shield and 2-10 Home Buyers Warranty – totaling more than two million members – we bring over 50 years of experience in the home warranty category, a cultivated national network of independent service contractors, and a reputation for delivering quality service and product innovation. American Home Shield, the leader in home warranties, gives homeowners peace of mind, budget protection and convenience, covering up to 29 home systems and appliances from costly and unexpected breakdowns. 2-10 Home Buyers Warranty is the leader in new home structural warranties, providing home builders with coverage for structural failures. These two brands, together with Frontdoor’s cutting-edge on-demand services, provide an unbeatable combination that meets the full suite of homeowner repair and maintenance needs. For more information about Frontdoor, Inc., please visit frontdoorhome.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies and prospects. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project,” “will,” “shall,” “would,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: changes in macroeconomic conditions, including inflation, tariffs and global supply chain challenges and changing interest rates, especially as they may affect existing or new home sales, consumer confidence, labor availability or our costs; our ability to successfully implement our business strategies; the ability of our marketing efforts to be successful and cost-effective; our dependence on our first-year direct-to-consumer and real estate acquisition channels and our renewal channel; changes in the source and intensity of competition in our market; our ability to attract, retain and maintain positive relations with third-party contractors and vendors; increases in parts, appliance and home system prices, and other operating costs; changes in U.S. tariffs or import/export regulations; our ability to attract and retain qualified key employees and labor availability in our customer service operations; our dependence on third-party vendors, including business process outsourcers, and third-party component suppliers; cybersecurity breaches, disruptions or failures in our technology systems; our ability to protect the security of personal information about our customers; compliance with, or violation of, laws and regulations, including consumer protection laws, or lawsuits or other claims by third parties, increasing our legal and regulatory expenses; weather, including adverse conditions, Acts of God and seasonality, along with related regulations; our ability to underwrite risks accurately and to charge adequate prices to builder members, as well as our ability to effectively re-insure a large portion of those risks; the availability of reinsurance to manage a substantial portion of our potential loss exposure for our new home structural warranty business; evolving corporate governance and disclosure regulations and expectations; our ability to protect our intellectual property and other material proprietary rights; negative reputational and financial impacts resulting from acquisitions or strategic transactions; a requirement to recognize impairment charges; third-party use of our trademarks as search engine keywords to direct our potential customers to their own websites;

inappropriate use of social media by us or other parties to harm our reputation; special risks applicable to operations outside the United States by us or our business process outsource providers; risks related to our acquisition of 2-10 Home Buyers Warranty (the “2-10 HBW Acquisition”), including the risk that the 2-10 HBW Acquisition may not achieve its intended results; any liabilities, losses, or other exposures for which we do not have adequate insurance coverage, indemnification, or other protection; increase in our indebtedness as a result of financing the 2-10 HBW Acquisition; a return on investment in our common stock is dependent on appreciation in the price; inclusion in our certificate of incorporation a forum selection clause that could discourage an acquisition of our company or litigation against us and our directors and officers; the effects of our significant indebtedness, our ability to incur additional debt and the limitations contained in the agreements governing such indebtedness; increases in interest rates increasing the cost of servicing our indebtedness and counterparty credit risk due to instruments designed to minimize exposure to market risks; increased borrowing costs due to lowering or withdrawal of the credit ratings, outlook or watch assigned to us or our credit facilities; and our ability to generate the significant amount of cash needed to fund our operations and service our debt obligations. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC, including the disclosure contained in Item 1A. Risk Factors in our 2024 Annual Report on Form 10-K filed with the SEC, as such factors may be updated from time to time in Frontdoor’s periodic filings with the SEC. Except as required by law, Frontdoor does not undertake any obligation to update or revise the forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the SEC, which are available from the SEC’s EDGAR database at sec.gov, and via Frontdoor’s website at frontdoorhome.com.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted Diluted Earnings Per Share, and Unrestricted Cash.

We define "Adjusted EBITDA" as net income before depreciation and amortization expense; goodwill and intangibles impairment; restructuring charges; acquisition-related costs; provision for income taxes; non-cash stock-based compensation expense; interest expense; loss on extinguishment of debt; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring and acquisition initiatives and equity-based, long-term incentive plans.

We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under U.S. GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with U.S. GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company-to-company for reasons unrelated to operating performance.

We define “Adjusted Net Income” as net income before: amortization expense; restructuring charges; loss on extinguishment of debt; other non-operating expenses; and the tax impact of the aforementioned adjustments. We believe Adjusted Net Income is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by items listed in this definition.

We define “Adjusted Diluted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

We define “Unrestricted Cash” as cash not subject to third-party restrictions. For additional information related to our third-party restrictions, see “Liquidity and Capital Resources — Liquidity” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2024 Annual Report on Form 10-K filed with the SEC.

See the schedules attached hereto for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

© 2025 Frontdoor, Inc. All rights reserved. The following terms, which may be used in this press release, are trademarks of Frontdoor, Inc. and its subsidiaries: Frontdoor®, American Home Shield®, HSA™, OneGuard®, Landmark Home Warranty®, Streem®, 2-10 HBW®, and related logos and designs. All other trademarks used herein are the property of their respective owners.

For further information, contact:

Investor Relations:	Media:
Matt Davis	Tom Collins
901.701.5199	901.701.5198
ir@frontdoorhome.com	mediacenter@frontdoorhome.com

(1)
See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Diluted Earnings per Share, each a non-GAAP measure, to the nearest GAAP measure. See “Non-GAAP Financial Measures” included in this release for descriptions of calculations of these measures. Amounts presented in the reconciliations and other tables presented herein may not sum due to rounding.
(2)
A reconciliation of the forward-looking first-quarter and full-year 2025 Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.
(3)
Revenue conversion includes the impact of the change in the number of home warranties as well as the impact of year-over-year price changes. The impact of the change in the number of home warranties considers the associated revenue on those plans less an estimate of contract claims costs based on margin experience in the prior year period.
(4)
Contract claims costs includes the impact of changes in service request incidence, inflation and other drivers associated with the number of home warranties in the prior year period. The impact on contract claims costs resulting from year-over-year changes in the number of home warranties is included in revenue conversion above.

Frontdoor, Inc.

Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In millions, except per share data)

	Year Ended December 31,
	2024	2023	2022
Revenue	$1,843	$1,780	$1,662
Cost of services rendered	852	895	952
Gross Profit	991	885	710
Selling and administrative expenses	612	581	521
Depreciation and amortization expense	39	37	34
Goodwill and intangibles impairment	—	—	14
Restructuring charges	8	16	20
Interest expense	40	40	31
Interest and net investment income	(20)	(16)	(4)
Loss on extinguishment of debt	3	—	—
Income before Income Taxes	309	229	93
Provision for income taxes	74	57	22
Net Income	235	171	$71
Other Comprehensive (Loss) Income, Net of Income Taxes:
Unrealized (loss) gain on derivative instruments, net of income taxes	(6)	(3)	27
Total Other Comprehensive (Loss) Income, Net of Income Taxes	(6)	(3)	27
Comprehensive Income	229	169	$98
Earnings per Share:
Basic	$3.05	$2.13	$0.87
Diluted	$3.01	$2.12	$0.87
Weighted-average Common Shares Outstanding:
Basic	77.0	80.5	81.8
Diluted	78.0	80.9	82.0

Frontdoor, Inc.

Consolidated Statements of Financial Position (Unaudited)

(In millions, except share data)

	As of December 31,
	2024	2023
Assets:
Current Assets:
Cash and cash equivalents	$421	$325
Marketable securities	15	—
Receivables, less allowance of $4 and $5, respectively	10	6
Prepaid expenses and other current assets	42	32
Total Current Assets	488	363
Other Assets:
Property and equipment, net	73	60
Goodwill	967	503
Intangible assets, net	448	143
Operating lease right-of-use assets	8	3
Long-term marketable securities	38	—
Deferred reinsurance	65	—
Reinsurance recoverables	9	—
Deferred customer acquisition costs	11	12
Other assets	2	5
Total Assets	$2,107	$1,089
Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$71	$76
Accrued liabilities:
Payroll and related expenses	44	38
Home warranty claims	74	76
Other	28	22
Deferred revenue	123	102
Current portion of long-term debt	29	17
Total Current Liabilities	369	331
Long-Term Debt	1,170	577
Other Long-Term Liabilities:
Deferred tax liabilities, net	49	25
Operating lease liabilities	20	16
Unearned insurance premium	233	—
Unpaid losses and loss adjustment reserves	12	—
Long-term deferred revenue	12	—
Other long-term liabilities	4	5
Total Other Long-Term Liabilities	329	46
Commitments and Contingencies
Shareholders' Equity:
Common stock, $0.01 par value; 2,000,000,000 shares authorized; 87,434,468 shares issued and 75,314,243 shares outstanding as of December 31, 2024 and 86,553,387 shares issued and 78,378,511 shares outstanding as of December 31, 2023	1	1
Additional paid-in capital	152	117
Retained earnings	530	296
Accumulated other comprehensive (loss) income	—	6
Less treasury stock, at cost; 12,120,225 shares as of December 31, 2024 and 8,174,876 shares as of December 31, 2023	(444)	(283)
Total Shareholders' Equity	239	136
Total Liabilities and Shareholders' Equity	$2,107	$1,089

Frontdoor, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Year Ended December 31,
	2024	2023	2022
Cash and Cash Equivalents at Beginning of Period	$325	$292	$262
Cash Flows from Operating Activities:
Net Income	235	171	71
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization expense	39	37	34
Deferred income tax benefit	—	(13)	(10)
Stock-based compensation expense	26	26	22
Goodwill and intangibles impairment	—	—	14
Restructuring charges	8	16	20
Payments for restructuring charges	(6)	(7)	(5)
Loss on extinguishment of debt	3	—	—
Other	1	6	1
Changes in working capital:
Receivables	1	—	2
Prepaid expenses and other current assets	(2)	(1)	(3)
Accounts payable	(7)	(4)	15
Deferred revenue	(9)	(19)	(35)
Accrued liabilities	(11)	(7)	10
Current income taxes	(8)	(1)	6
Net Cash Provided from Operating Activities	270	202	142
Cash Flows from Investing Activities:
Purchases of property and equipment	(39)	(32)	(40)
Business acquisitions, net of cash acquired	(583)	—	—
Other investing activities	—	—	4
Net Cash Used for Investing Activities	(622)	(32)	(35)
Cash Flows from Financing Activities:
Borrowings of debt, net of discount	1,216	—	—
Repayments of debt	(598)	(17)	(17)
Debt issuance costs paid	(18)	—	—
Repurchases of common stock	(161)	(121)	(59)
Other financing activities	9	1	(2)
Net Cash Provided from (Used for) Financing Activities	447	(137)	(77)
Cash Increase During the Period	96	34	29
Cash and Cash Equivalents at End of Period	$421	$325	$292

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of net income to Adjusted Net Income.

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share amounts)	2024	2023	2024	2023
Net Income	$9	$9	$235	$171
Amortization expense	2	1	4	4
Acquisitions-related Costs	8	—	17	0
Loss on extinguishment of debt	3	—	3	0
Restructuring Charges	3	9	8	16
Tax Impact of Adjustments	(4)	(2)	(6)	(5)
Adjusted Net Income	$21	16	261	186
Adjusted Earnings per Share:
Basic	$0.28	$0.21	$3.39	$2.31
Diluted	$0.27	$0.20	$3.35	$2.30
Weighted-average Common Shares outstanding:
Basic	75.7	79.1	77.0	80.5
Diluted	77.5	79.7	78.0	80.9

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share amounts)	2024	2023	2024	2023
Net Cash Provided from Operating Activities	$59	$63	$270	$202
Property Additions	(8)	(9)	(39)	(32)
Free Cash Flow	$51	$54	$231	$170

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2024	2023	2024	2023
Net Income	$9	$9	$235	$171
Depreciation and amortization expense	11	9	39	37
Restructuring charges	3	9	8	16
Acquisition-related costs	8	—	17	—
Provision for income taxes	(2)	3	74	57
Non-cash stock-based compensation expense	6	5	26	26
Interest expense	11	10	40	40
Loss on extinguishment of debt	3	—	3	—
Adjusted EBITDA	$49	$45	$443	$346

Key Business Metrics

	As of December 31,
	2024	2023
Number of home warranties (in millions)(1)	2.12	2.00
Renewals	1.60	1.53
First-Year Direct-To-Consumer	0.31	0.27
First-Year Real Estate	0.21	0.19
Increase in number of home warranties(2)	6%	(6)%
Customer retention rate(2)	79.9%	76.2%

(1)
Number of home warranties includes the addition of 0.17 million 2-10 home warranties, comprised of 0.11 million renewals, 0.03 million first-year direct-to-consumer and 0.03 million first-year real estate.
(2)
Customer retention rate is presented on a rolling 12-month basis in order to avoid seasonal anomalies. As of December 31, 2024, excluding the 2-10 home warranties acquired on December 19, 2024, the reduction in home warranties was three percent, and the customer retention rate was 78.5 percent.

-END-